EXHIBIT 99.1

Johnson Outdoors Reports Fiscal Third Quarter Results

RACINE, Wis., Aug. 05, 2024 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced operating results for the Company’s third fiscal quarter ending June 28, 2024.

“Challenging marketplace conditions, primarily due to lower consumer demand for outdoor recreation products and heavy promotional activity, have impacted our performance. As a result, we are evaluating all aspects of the business to improve our financial results and are working to redeploy resources to enable growth for the future. While we are expanding our cost savings actions to boost our margins and continuing to work on reducing inventory levels, we are committed to investing in revenue and profit-generating initiatives in innovation and digital and ecommerce capabilities to position Johnson Outdoors for long-term marketplace success. Our debt-free balance sheet and cash position continue to enable us to invest in strategic priorities to strengthen our brands and the business,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

THIRD QUARTER RESULTS
Total Company net sales in the third quarter declined 8 percent to $172.5 million compared to $187.0 million in the prior year third fiscal quarter.

Total Company operating loss was $0.5 million for the third fiscal quarter versus operating profit of $17.4 million in the prior year third quarter. Gross margin was 35.8 percent, compared to 41.5 percent in the prior year quarter. The decline in gross margin between quarters was primarily due to unfavorable overhead absorption as a result of lower sales volumes between quarters and changes in the product mix toward lower margin products between quarters. Operating expenses of $62.3 million increased $2.2 million from the prior year period, due primarily to increased advertising and promotional spending, partially offset by the impact of lower sales volumes between quarters.

Profit before income taxes was $0.9 million in the current year quarter, compared to $19.8 million in the prior year third quarter. In addition to the decline in operating profit noted above, Other income also declined by approximately $1.0 million due primarily to less favorable market performance of the Company’s deferred compensation plan assets over the prior year quarter. Net income was $1.6 million, or $0.16 per diluted share, versus $14.8 million, or $1.44 per diluted share in the previous year’s third quarter.

YEAR-TO-DATE RESULTS
Fiscal 2024 year-to-date net sales were $487.0 million, a 14 percent decrease over last year’s fiscal nine-month period.  Total Company operating loss declined to $0.7 million compared to profit of $34.3 million in the prior fiscal year-to-date period. Gross margin decreased to 36.2 percent in the fiscal nine-month period versus 38.0 percent in the prior fiscal year-to-date period.  Operating expenses were $176.8 million in the nine-month period ending June 28, 2024, a decrease of $4.6 million from the nine-month period of the prior year due to lower sales volumes year over year, as well as lower incentive compensation and professional services expense, partially offset by increased advertising and promotional spending.

Profit before income taxes for the year-to-date period was $9.8 million versus $47.9 million in the prior year-to-date period.  In addition to the change in operating profit, Other income decreased by $3.5 million year over year.  The main drivers of the decrease were the gain of approximately $6.6 million related to the divestiture of the Military and Commercial Tents product lines in the Camping Segment in the prior year period, partially offset by a gain of approximately $1.9 million on the sale of a building in the current period.

Net income during the first fiscal nine months was $7.7 million, or $0.75 per diluted share, versus $35.5 million, or $3.47 per diluted share, in the prior fiscal year-to-date period.  The Company’s effective tax rate decreased to 21.2 percent in the current year versus 25.9 percent in the prior year nine-month period.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $148.4 million as of June 28, 2024. Depreciation and amortization were $14.8 million in the nine-month period ending June 28, 2024, compared to $11.8 million in the prior nine-month period. Capital spending totaled $16.4 million in the current year-to-date period compared with $19.4 million in the prior year period.  In May 2024, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of July 11, 2024, which was payable July 25, 2024.

“Profits remain impacted by lower sales volumes and our ongoing investment in promotional activity.  Additionally, while we’ve been improving our inventory levels, progress has been slowed by the decreased demand,” said David W. Johnson, Vice President and Chief Financial Officer. “As we execute against both short-term and long-term cost savings opportunities for the Company, we remain confident in our ability and plans to create long-term value and consistently pay dividends to shareholders.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Monday, August 5, 2024. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Carlisle® paddles; Minn Kota® trolling motors, shallow water anchors and battery chargers; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 8, 2023, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components, or the demand for those same raw materials and components by third parties, necessary to manufacture and produce the Company’s products including related to shortages in procuring necessary raw materials and components to manufacture and produce such products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.
(thousands, except per share amounts)
	THREE MONTHS ENDED		NINE MONTHS ENDED
Operating results	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Net sales	$172,472	$187,047	$486,972	$567,499
Cost of sales	110,650	109,460	310,865	351,798
Gross profit	61,822	77,587	176,107	215,701
Operating expenses	62,328	60,144	176,820	181,396
Operating (loss) profit:	(506)	17,443	(713)	34,305
Interest income, net	(1,086)	(1,205)	(3,063)	(2,692)
Other income, net	(327)	(1,174)	(7,468)	(10,939)
Profit before income taxes	907	19,822	9,818	47,936
Income tax (benefit) expense	(715)	5,021	2,085	12,395
Net income	$1,622	$14,801	$7,733	$35,541
Weighted average common shares outstanding - Dilutive	10,249	10,210	10,232	10,187
Net income per common share - Diluted	$0.16	$1.44	$0.75	$3.47

Segment Results
Net sales:
Fishing	$130,537	$137,460	$379,637	$430,842
Camping	10,927	11,658	27,360	36,996
Watercraft Recreation	11,070	15,726	25,611	38,274
Diving	19,861	22,227	54,263	61,594
Other / Eliminations	77	(24)	101	(207)
Total	$172,472	$187,047	$486,972	$567,499
Operating profit (loss):
Fishing	$5,258	$18,665	$24,214	$51,358
Camping	1,474	2,039	3,541	4,863
Watercraft Recreation	557	1,483	(2,007)	1,637
Diving	898	2,733	22	4,190
Other / Eliminations	(8,693)	(7,477)	(26,483)	(27,743)
Total	$(506)	$17,443	$(713)	$34,305

Balance Sheet Information (End of Period)
Cash, cash equivalents and short-term investments			$148,369	$149,247
Accounts receivable, net			79,593	94,644
Inventories, net			223,160	235,069
Total current assets			461,005	485,305
Long-term investments			2,237	14,045
Total assets			679,825	705,484
Total current liabilities			99,293	106,670
Total liabilities			181,156	185,040
Shareholders’ equity			498,669	520,444

Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – Marketing Services & Global Communications
262-631-6600	262-631-6600